ARTICLES OF INCORPORATION

                                       OF

                           BEAR LAKE RECREATION, INC.


         The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                                    ARTICLE I

          Name. The name of the corporation is "Bear Lake Recreation, Inc." (hereinafter, the "Corporation").


                                   ARTICLE II

          Period of Duration. The period of duration of the Corporation is perpetual.


                                   ARTICLE III

          Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                                   ARTICLE IV

          Capitalization. The Corporation shall have the authority to issue 50,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                                    ARTICLE V

          Initial Resident Agent. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc.

                                   ARTICLE VI

          Directors. The Corporation shall be governed by a Board of Directors consisting of no less than two directors. The number of directors constituting the initial Board of Directors is two and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:

                  Steven D. Moulton
                  4848 South Highland Drive, #353
                  Salt Lake City, UT  84117

                  Collette Hicken
                  154 East Oliveberry Lane
                  Draper City, UT  84020
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                                   ARTICLE VII

          Incorporator.  The name and  street  address of the  incorporator  is:


                  Steven D. Moulton
                  4848 South Highland Drive, #353
                  Salt Lake City, UT  84117

                                  ARTICLE VIII

          Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                                   ARTICLE IX

          Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.


                                                   Steven D. Moulton

                                                   /S/ STEVEN D. MOULTON
STATE OF UTAH              )
                                    :ss
COUNTY OF SALT LAKE        )

     On the 22 day of October, 1998, personally appeared before me Steven D. Moulton, who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof; and that the contents thereof are true of his personal knowledge. Notary Public

                                                     /S/ SUSAN W. TAPP